Exhibit 10.j

CONFORMED

CONSULTING AGREEMENT

This Agreement, dated August 21, 2013, is between Gregory D. Wittrock, 21001 Van Born Road, Taylor, MI 48180 (the “Consultant”) and Masco Corporation (the “Company”) with a business address of 21001 Van Born Road, Taylor, MI 48180.

WHEREAS, the Consultant heretofore has served as Vice President, General Counsel and Secretary for the Company, from which position he has resigned effective July 23, 2013, and

WHEREAS, the Consultant and the Company desire that, effective August 31, 2013, he take late retirement from the Company and commencing September 1, 2013 he provide the Company, its subsidiaries and affiliates, with consulting services through August 31, 2014, all on the terms and conditions provided herein;

NOW THEREFORE, the parties agree as follows:

1 Retirement from Employment. Effective August 31, 2013, (“Retirement Date”), having worked past the normal retirement age 65, the Consultant shall take late retirement from the Company and his employment with the Company shall be terminated. In consideration for the promises contained herein, the Company agrees to enter into the consulting provisions hereof with the Consultant commencing September 1, 2013 (“Effective Date”).

2. Consulting Services.

(a) Commencing on the Effective Date and thereafter during the Consulting Period (as hereinafter defined), the Company shall retain the Consultant as a consultant, and the Consultant shall perform and discharge well and faithfully for the Company, its subsidiaries and affiliates, to the extent requested by the Company, consulting concerning class action and other significant litigation; corporate grievances, including shareholder relations and activism and shareholder proxy proposals; disclosure; legal compliance and ethics; and such other consulting services, consistent in character with the services currently provided by the Consultant to the Company, its affiliates and subsidiaries, as may be assigned to him from time to time by the Company’s Chairman, President and Chief Executive Officer, Vice President and General Counsel or by such other executive of the Company as is designated by any of these; provided, however, the consulting services provided hereunder, within any year in the Consulting Period shall not exceed 400 hours.

(b) It is agreed that during the Consulting Period the Consultant shall be an independent contractor, shall not be the employee, servant, agent, partner or joint venturer of the Company or any of its subsidiaries or affiliates, officers, directors or employees, and shall have no authority to assume or create any obligation or liability, express or implied, on behalf of the Company or its subsidiaries or affiliates, or in its or their name or to bind them in any manner whatsoever. The Consultant is free to provide services to clients other than the Company during the Consulting Period so long as such assignments are pre-approved by the Company’s Chief Executive Officer or Vice President and General Counsel to assure that the assignments do not conflict with the Company’s best interests or violate any provisions of this Agreement.

3. Term of Consulting Relationship. The consulting relationship under Paragraph 2 of this Agreement shall commence the Effective Date and end on August 31, 2014 (or such extended time as may be agreed by the Company and the Consultant), (the “Consulting Period”), unless sooner terminated (a) immediately upon the death or disability of the Consultant, (b) immediately if the Consultant becomes engaged in any Business Activity (as hereinafter defined), (c) by written notice from the Company that, in the Company’s sole determination (which will not be made arbitrarily or capriciously), the Consultant has breached any of his obligations hereunder or has engaged or is engaging in conduct which is detrimental to the Company, its subsidiaries or affiliates, or (d) by written notice of termination given by the Company. If the Consulting Period is terminated for any of the reasons set forth in the preceding sentence, the right of the Consultant to any of the fees set forth in Paragraph 4(a) hereof shall cease on the date of such termination. Any termination, breach by the Consultant or expiration of this Agreement shall not affect the provisions of Paragraphs 5-11 or 14-19, which provisions shall survive any such termination, breach or expiration in accordance with their terms.

4. Consulting Period Compensation.

(a) In full satisfaction for any and all services rendered by the Consultant hereunder, the Company shall pay the Consultant a fee during the Consulting Period equal to $200,000 in twelve equal monthly amounts of $16,667.00 each, payable in arrears on the first regular bi-weekly payment date utilized for consultant payments following each month-end. In addition to such fees, the Company agrees to reimburse the Consultant for his travel and reasonable living expenses away from his residence approved by the Company in advance and directly incurred by the Consultant in performing such services. The Consultant agrees to keep accurate time and expense records in the form requested by the Company and to provide the Company with monthly invoices therefor.

(b) The Consultant shall neither receive any other fees or compensation for consulting services from the Company, its subsidiaries or affiliates; nor participate in, accrue or receive benefits for consulting services under any of the Company’s, its subsidiaries’ or affiliates’ employee fringe benefit programs; nor receive any other fringe benefits from the Company, its subsidiaries or affiliates on account of consulting services hereunder (including without limitation health, disability, life insurance, retirement, pension and profit sharing benefits), except for the consulting fee and reimbursements set forth in Paragraph 4(a). Nothing contained herein shall restrict the Consultant’s receipt of benefits under the Company’s 1991 and 2005 Long Term Stock Incentive Plans (“Stock Plans”) and the awards made pursuant thereto (“Awards”) or under the Company’s employee fringe benefit programs accrued as an employee prior to the Consultant’s retirement from the Company.

5. Disclosure of Information. The Consultant acknowledges that the Company’s trade secrets, private or secret processes as they exist from time to time, and confidential information concerning financial controls, systems and techniques, results of audit inquiries, real property and facility plans and operations, products, developments, manufacturing techniques, new product plans, equipment, inventions, discoveries, patent applications, ideas, designs, engineering drawings, sketches, renderings, other drawings, manufacturing and test data, computer programs, progress reports, materials, costs, specifications, processes, methods, research, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers of the Company, its subsidiaries and affiliates as well as information relating to the management, operation, finances, accounting, legal or other strategy or planning of the Company, its subsidiaries and affiliates (the “Proprietary Information”) are valuable, special and unique assets of the Company, its subsidiaries and affiliates, access to and knowledge of which have been essential to the performance of the Consultant’s prior duties with the Company, its subsidiaries and affiliates and are essential to the performance of the Consultant’s duties hereunder. In light of the highly competitive nature of the industries in which the Company, its subsidiaries and affiliates conduct their businesses, the Consultant agrees that all Proprietary Information in the past or in the future obtained by him as a result of his relationships with the Company, its subsidiaries and affiliates shall be considered and treated by the Consultant as confidential. In recognition hereof, the Consultant agrees that he will not, during and after the Consulting Period, disclose any of such Proprietary Information to any person or entity for any reason or purpose whatsoever and he will not make use of any Proprietary Information for his own purposes or for the benefit of any other person or entity (except the Company, its subsidiaries and affiliates) under any circumstances, unless approved in advance in writing by the President and Chief Executive Officer or the Vice President and General Counsel of the Company. The foregoing obligations are not intended to abridge or limit any greater obligations of confidentiality and the duties of care which the Consultant owes the Company, it subsidiaries and affiliates pursuant to the lawyer’s canons of ethics. The Consultant agrees to hold all the foregoing in confidence and, if subpoenaed or approached informally by any person, company, attorney or agent for any party or witness at any time in any matter currently litigated or otherwise, which involves the Company, its subsidiaries and affiliates, their businesses, products or employees, the Consultant agrees promptly to notify the Company of such formal or informal contact so as to permit the Company to monitor and direct the providing of any information or the giving of any testimony or otherwise by the Consultant.

6. Preservation of Corporate Opportunity. In order to further protect the confidentiality of the Proprietary Information and in recognition of the highly competitive nature of the industries in which the Company, its subsidiaries and affiliates conduct their businesses, and for the consideration set forth in Paragraphs 1 and 4(a) above, the Consultant further agrees as follows:

(a) The Consultant will not, during and for the period commencing with the date hereof and ending on the date that is two years after termination of the Consulting Period (hereinafter referred to as the “Restricted Period”), directly or indirectly engage in any Business Activities as defined below (other than on behalf of the Company, its subsidiaries or affiliates) whether such engagement is as an officer, director, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise, alone or jointly with others, anywhere within the areas in which the Company, its subsidiaries, and affiliates currently and during the Consulting Period conduct their businesses (hereinafter referred to as the “Territory”). “Business Activities” shall mean the development, manufacture, marketing, sale and installation of any of the products and services sold or provided by the Company, its subsidiaries and affiliates as of the date hereof or at any time during the Consulting Period.

(b) The Consultant will not, during the Restricted Period, directly or indirectly engage in any Business Activities as defined above (other than on behalf of the Company or its subsidiaries) within the Territory by supplying products or providing services covered by the definition of Business Activities to, or otherwise soliciting, attempting to solicit, or accepting such business from, any customer with whom the Company, its subsidiaries and affiliates has done any business within the Territory, whether as an officer, director, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise, alone or jointly with others.

(c) The Consultant will not, during the Restricted Period, directly or indirectly engage in any Business Activities as defined above (other than on behalf of the Company or its subsidiaries) by purchasing products covered by the definition of Business Activities within the Territory for resale within the Territory from any supplier with whom the Company, its subsidiaries and affiliates has done any business, whether as an officer, director, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise, alone or jointly with others.

(d) The Consultant will not, during the Restricted Period, directly or indirectly assist others in engaging in any of the Business Activities as defined above in the manner prohibited to the Consultant.

(e) The Consultant will not, during the Restricted Period, directly or indirectly (i) induce, recruit or solicit employees of the Company, its subsidiaries and affiliates to engage in any activities hereby prohibited to the Consultant or to terminate their employment or (ii) hire any individual who was within the then 12 previous months, or who is, an employee of the Company, its subsidiaries and affiliates.

7. Return of Property. The Consultant agrees to return prior to the Retirement Date all Company property (and property of its subsidiaries and affiliates) of whatsoever kind and character, including, without limitation, keys, documents, computer software and hardware, discs and media, customer and supplier lists and information, and policy and procedures manuals, other than such property determined by the Company’s President and Chief Executive Officer or Vice President and General Counsel to be required by the Consultant during the Consulting Period to perform consulting services hereunder, which property shall be returned prior to the end of the Consulting Period.

8. No Disparagement. Each of the parties agrees not to criticize, disparage or otherwise demean in any way the other or Company’s affiliates or their respective products, officers, directors or employees.

9. (Omitted)

10. Non-Disclosure. Other than to the extent required to perform consulting services hereunder or by law, the Consultant shall not disclose the fact of this Agreement or any of its terms to any third parties other than the Consultant’s tax and financial advisors, banks, creditors, attorneys, and spouse, each of whom, in turn shall be bound by this paragraph not to further disclose this Agreement. The Consultant agrees that any violation of this confidentiality provision will result in substantial and irreparable injury to Company. In addition to the right to terminate any further payment or benefits as permitted under Paragraph 11, the Consultant will also be liable to the Company for such economic damages and equitable relief as a Court may deem appropriate.

11. Breach and Remedies. If the Consultant, in the Company’s good faith judgment, breaches any obligation under this Agreement, the Awards or the Stock Plans, the Company may immediately terminate any remaining payments and the provision of any other benefits which might otherwise be required by this Agreement or otherwise due the Consultant. Any such termination by the Company shall not impair the validity or enforceability of the obligations of the Consultant or the rights of the Company hereunder or under the Awards or the Stock Plans. The Consultant acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Consultant, the Consultant agrees that, in addition to its remedy at law, then at the Company’s option, the Company shall be entitled without posting any bond to obtain, and the Consultant agrees not to oppose (except to the extent that the Consultant maintains that he did not, in fact, engage in any activity in breach of this Agreement, the Stock Plans or the Awards) a request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12. (Omitted)

13. (Omitted)

14. Notices. Other than as provided in paragraph 12, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and delivered by hand and receipt is acknowledged by the party to whom said notice shall be directed, or if mailed by certified or registered mail, postage prepaid with return receipt requested, or sent by express courier service, charges prepaid by shipper, to the addresses of each party stated above (or to such other address as a party is directed pursuant to written notice from the other party) and in the case of notices to the Company, to the attention of its President and Chief Executive Officer, with a copy to the Company’s Vice President and General Counsel at 21001 Van Born Road, Taylor, Michigan 48180.

15. Assignment. This Agreement shall not be assignable by any party except by the Company to any subsidiary or affiliate of the Company or to any successor in interest to the Company or any of its subsidiaries or affiliates; provided that no assignment by the Company shall act to discharge any such assignee of the Company of the Company’s obligations hereunder.

16. Mediation/Arbitration. The parties hereto agree that pursuant to the CDRP, mediation, and, if unsuccessful, arbitration, will apply to the employment and consulting relationship hereunder and will be the sole and exclusive remedies for any claims which may arise between the parties (other than allegations by the Company of breach of Paragraphs 5, 6, 7, 8 or 10) in any way relating to this Agreement or for the breach thereof to the extent such claims are covered by the CDRP, and the Consultant agrees not to pursue any such claims through a court or a jury. The Consultant hereby acknowledges that he has had an opportunity to review the CDRP (a copy of which is attached hereto and made a part hereof), and agrees that all proceedings held in accordance with the CDRP will be conducted in the Detroit metropolitan area.

17. Entire Agreement. This instrument, the Stock Plans and Awards and the Proprietary Confidential Information and Invention Assignment Agreement dated March 21, 1979 between the Consultant and the Company contain the entire agreement of the parties relating to the subjects hereof, supersede and replace in their entirety any existing employment agreement or consulting agreement of the Consultant with the Company, any present or former subsidiary of the Company or any of its or their affiliates or predecessors, and may not be waived, changed, modified, extended or discharged orally but only by agreement in writing signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought. The waiver by the Company of a breach of any provision of this Agreement by the Consultant, shall not operate or be construed as a waiver of a breach of any other provision or of any subsequent breach by the Consultant.

18. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

19. Headings. The headings of the Paragraphs are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

The parties further represent that they fully understand the terms of this Agreement and that the terms of this Agreement are contractual and not a mere recital.

Masco Corporation

By	/s/ KENNETH G. COLE	/s/ GREGORY D. WITTROCK
Gregory D. Wittrock
Its	Vice President

August 21, 2013
Witnessed:		Date of Consultant’s Signature

/s/ CHRISTINA H. CUNNINGHAM